Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We have issued a report, dated October 2, 2023, estimates of the proved reserves and future revenue to the combined interests of Hibernia Energy III, LLC and Hibernia Energy III-B, LLC (collectively, “Hibernia”), as of December 31, 2022. As independent oil and gas consultants, we hereby consent to the inclusion of our report and the information contained therein included in or made part of this Current Report on Form 8-K of Civitas Resources, Inc. (the “Company”). Netherland, Sewell & Associates, Inc. hereby consents to the incorporation by reference in the Company’s Registration Statements on Form S-3 (File No. 333-263753) and Form S-8 (File Nos. 333-260881, 333-257295, 333-229431 and 333-217545) of all references to our firm and information from our report, dated October 2, 2023, relating to the oil and gas reserves of Hibernia.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Eric J. Stevens, P.E.
Eric J. Stevens, P.E.
President and Chief Operating Officer

Dallas, Texas

October 4, 2023